Exhibit 5

July 30, 2010

OPINION OF COUNSEL

The Board of Directors

Norfolk Southern Corporation:

As Vice President – Law of Norfolk Southern Corporation (“Corporation”), I have acted as counsel for the Corporation in connection with the proposed reservation for issuance by the Corporation of 8,100,000 shares (“Shares”) of the Corporation’s common stock (“Common Stock”) pursuant to the terms of the Norfolk Southern Corporation Long-Term Incentive Plan, as amended (“Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of regulation S-K under the Securities Act of 1933, as amended (“Securities Act”). In rendering the opinions set forth herein, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents or documents to be executed, I have assumed that the Parties Thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed, with respect to the Parties Thereto: (i) the due authorization of such documents by all requisite action, corporate or other, (ii) execution and delivery of such documents and (iii) the validity and binding effect of such documents. As used herein, the term “Parties Thereto” means, with respect to a given document, the parties thereto other than the Corporation. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Corporation and others.

I am a member of the Bar of the Commonwealth of Virginia, and the opinions set forth herein are limited to the laws of the Commonwealth of Virginia, including applicable provisions of the Virginia constitution and reported judicial interpretations interpreting such laws (the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated.

On the basis of the foregoing and such other investigation as I have deemed necessary, I am of the opinion that any Shares of Common Stock, when issued and delivered for the purposes described in and in accordance with the terms of the Plan, will be duly authorized, legally and fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to this Registration Statement filed by the Corporation in connection with the registration under the Securities Act of 1933, as amended, of Common Stock to be issued pursuant to the Plan.

/s/ William A. Galanko
William A. Galanko, Esq.